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Exhibit 21.1

GLOBAL GEOPHYSICAL SERVICES, INC.

SUBSIDIARIES OF THE COMPANY

Jurisdiction of Subsidiary	Incorporation	Shareholder
Global Geophysical Services Nigeria Limited	Nigeria	Global Geophysical Services, Inc.
Global Geophysical Services, Ltd.	Cayman Islands, British West Indies	Global Geophysical Services, Inc.
Global Geophysical Services (Isle of Man) Limited	Isle of Man	Rakestone Limited in trust for Global Geophysical Services Ltd.
Global Geophysical Services S.A.C.	Peru	Global Geophysical Services, Ltd.

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  Exhibit 21.1
GLOBAL GEOPHYSICAL SERVICES, INC. SUBSIDIARIES OF THE COMPANY